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EXHIBIT 12.3

LETTER BY ERNST & YOUNG LLP

August 18, 2003

To the Directors of
 MI Developments Inc.

        We are aware of the inclusion in the Registration Statement (Form 20-F/A) and related Prospectus of MI Developments Inc. dated August 18, 2003 for the registration of its Class A Subordinate Voting Shares of our Compilation Report dated August 18, 2003 and the related Comments for United States Readers on Differences between Canadian and United States Reporting Standards dated August 18, 2003 relating to the unaudited pro forma consolidated balance sheet of MI Developments Inc. as at March 31, 2003 and the unaudited pro forma consolidated statements of income for the three-month periods ended March 31, 2003 and 2002 and for the year ended December 31, 2002.

Yours truly,
/s/  ERNST & YOUNG LLP
Chartered Accountants

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LETTER BY ERNST & YOUNG LLP